EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS ANNOUNCES RECORD EARNINGS FOR THE THIRD QUARTER

Earnings per Share Rise 20%

Operating Income up 35% as Operating Margin Widens to Record 24%

Princeton, N.J. — November 1, 2007 — Heartland Payment Systems, Inc. (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll and payment services, today announced record earnings, with fully diluted earnings per share for the quarter ended September 30, 2007 rising 20% to $0.30 from $0.25 in the year earlier period. Operating income in the quarter rose 35% as the operating margin expanded to 24.0% from 21.4% in the third quarter of 2006. Net income for the quarter, on a GAAP basis, increased 16% to $11.8 million and includes a $0.8 million pre-tax charge related to indemnification of an insurer. Excluding that legal charge, net income would have been $12.3 million and diluted earnings per share would have been $0.31, increases of 21% and 24%, respectively, compared to the third quarter of 2006. The effective tax rate for the third quarter of 2007 was 37.3%, while the effective tax rate for the third quarter of 2006 was 29.6%, reflecting an adjustment to the company’s state tax rates.

Robert Carr, Chairman and CEO, said, “Record earnings this quarter were driven by widening operating margins, which improved to a record 24.0%. In the third quarter, we continued to leverage our efficient end-to-end processing and servicing infrastructure as 86% of new merchants installed and 76% of total transactions were on HPS Exchange, and we continue to benefit from our integrated back end processing platform. During the quarter, our growth initiatives helped us achieve a new quarterly record for the value of new annual margin installed, and kept us on pace for a record number of 2007 new merchant installations. By building and strengthening the products we can offer our Main Street merchants, we expect to gain market share and sustain our track record of better than industry growth.”

Total revenues in the third quarter were $354.6 million, up 20.6% compared to $293.9 million in the third quarter of 2006, and our net revenue increased 19.8%, from $67.4 million to $80.7 million. Processing volume for the three months ended September 30, 2007 increased 20% to $14.1 billion from $11.7 billion during the same period in 2006. The Company’s total active merchant count rose to 158,000 at September 30, 2007, a 19% increase over the past twelve months. Same store sales at our installed base rose 3.6% during the quarter and continue to contribute to the Company’s growing processing volumes.

Mr. Carr continued, “Our strong cash flows are supporting a wide range of investments to strengthen the Heartland franchise within the small and mid-sized merchant community and to enhance shareholder value. To address growth opportunities, we are introducing innovative new solutions, expanding the range of merchants we can serve, and accelerating our penetration of attractive new verticals both organically as well as through selective acquisitions. These investments are being balanced with share repurchases and dividends to optimize value for our shareholders.”

NINE MONTH RESULTS

For the first nine months of 2007, revenues were $972.3 million, up 20% compared to $809.0 million for the first nine months of fiscal 2006, and net revenue grew by 20.3%, from $186.9 million to $224.9 million. Net income for the first nine months of 2007 was $29.0 million or $0.73 per fully diluted share, increases of 32% and 33%, respectively, compared to net income of $22.0 million, or $0.55 per fully diluted share, for the first nine months of 2006.

FULL YEAR 2007 GUIDANCE

The Company is raising the bottom end and narrowing the range of expected 2007 full year earnings per share and transitioning its guidance to a GAAP basis to conform with prevailing analyst preferences. On a GAAP basis, the Company now expects 2007 full year earnings to be between $0.99 -$1.01, per fully diluted share, which is equivalent to $1.03 - $1.05 on the previous basis. The Company is also now expecting net revenue (total revenues less interchange, dues and assessments) to grow by approximately 21% and operating income as a percentage of net revenue to be approximately 21%, both for the full year 2007. The expected tax rate remains approximately 37% for the full year.

BOARD DECLARES QUARTERLY DIVIDEND

The Company also declared a quarterly dividend of $0.075 per common share. The dividend is payable to shareholders of record on November 23, 2007 and will be paid on December 15, 2007.

Conference Call

Heartland Payment Systems, Inc. will host a conference call on Thursday, November 1, 2007 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. The conference call may be accessed by calling 973-582-2857 at 8:25 AM Eastern time on November 1, 2007. Please provide the operator with PIN number 9358160. The conference call will also be Web cast where it can be accessed on the investor relations portion of Heartland’s website at www.heartlandpaymentsystems.com.

A digital replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Tuesday, January 1, 2008. The number to call for the taped replay is 973-341-3080 and the conference PIN 9358160. The webcast will also be archived within two hours of the live call on the investor relations portion of the Company’s website.

About Heartland Payment Systems

Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll and payment solutions to more than 158,000 small and mid-sized businesses nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward-looking Statements:

This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s registration statement on Form 10- K, or Form 10-Q as applicable. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-642-8253

Email: Heartland_ir@gregoryfca.com

Tables Follow

Heartland Payment Systems, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Total Revenues	$354,615	$293,930	$972,272	$809,047

Costs of Services:
Interchange	260,876	215,656	711,438	592,426
Dues and assessments	13,061	10,920	35,918	29,732
Processing and servicing	35,638	30,894	99,732	88,656
Customer acquisition costs	11,557	8,774	33,331	25,269
Depreciation and amortization	1,642	1,602	5,027	4,403

Total costs of services	322,774	267,846	885,446	740,486
General and administrative	12,493	11,699	40,527	35,489

Total expenses	335,267	279,545	925,973	775,975

Income from operations	19,348	14,385	46,299	33,072

Other income (expense):
Interest income	474	291	1,450	859
Interest expense	(242)	(264)	(587)	(608)
Other, net	(781)	—	(871)	831

Total other income (expense)	(549)	27	(8)	1,082

Income before income taxes	18,799	14,412	46,291	34,154
Provision for income taxes	7,014	4,273	17,252	12,182

Net income	$11,785	$10,139	$29,039	$21,972

Net income	$11,785	$10,139	$29,039	$21,972
Other comprehensive income, net of tax:
Unrealized (losses) gains on investments	(14)	9	(18)	7

Comprehensive income	$11,771	$10,148	$29,021	$21,979

Earnings per common share:
Basic	$0.31	$0.27	$0.77	$0.61
Diluted	$0.30	$0.25	$0.73	$0.55

Weighted average number of common shares outstanding:
Basic	37,615	36,939	37,592	36,096
Diluted	39,714	39,955	39,837	39,921

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$37,739	$16,054
Funds held for payroll customers	18,803	16,960
Receivables, net	113,609	107,154
Investments	2,756	1,082
Inventory	2,932	2,252
Prepaid expenses	2,815	2,030
Current tax asset	7,805	19,227
Current deferred tax assets, net	685	757

Total current assets	187,144	165,516
Capitalized customer acquisition costs, net	67,202	56,705
Deferred tax assets, net	4,935	4,562
Property and equipment, net	42,330	23,135
Goodwill and intangible assets	2,004	1,757
Deposits and other assets	98	93

Total assets	$303,713	$251,768

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor bank	$39,848	$27,253
Accounts payable	20,138	16,936
Deposits held for payroll customers	18,803	16,960
Current portion of accrued buyout liability	12,749	11,519
Merchant deposits and loss reserves	11,709	8,210
Accrued expenses and other liabilities	13,643	9,649
Current portion of borrowings and financing arrangements	—	174

Total current liabilities	116,890	90,701
Reserve for unrecognized tax benefits	1,142	—
Long-term portion of accrued buyout liability	25,196	21,774

Total liabilities	143,228	112,475

Commitments and contingencies	—	—

Stockholders’ equity
Common Stock, $.001 par value, 100,000,000 shares authorized, 39,615,672 and 38,488,880 shares issued at September 30, 2007 and December 31, 2006; 37,875,972 and 37,405,680 shares outstanding at September 30, 2007 and December 31, 2006	40	38
Additional paid-in capital	170,056	153,997
Accumulated other comprehensive loss	(39)	(21)
Retained earnings	32,747	10,804
Treasury stock, at cost, 1,739,700 and 1,083,200 shares at September 30, 2007 and December 31, 2006	(42,319)	(25,525)

Total stockholders’ equity	160,485	139,293

Total liabilities and stockholders’ equity	$303,713	$251,768

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities
Net income	$29,039	$21,972
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of capitalized customer acquisition costs	33,128	25,758
Other depreciation and amortization	6,322	5,537
Addition to loss reserves	1,833	1,068
Stock-based compensation	1,282	764
Deferred taxes	(300)	104
Other	172	—
Changes in operating assets and liabilities:
Increase in receivables	(6,455)	(3,500)
Increase in inventory	(680)	(546)
Payment of signing bonuses, net	(32,943)	(23,934)
Increase in capitalized customer acquisition costs	(10,682)	(12,235)
(Increase) decrease in prepaid expenses	(784)	544
Decrease in current tax asset	18,151	5,477
Increase in deposits and other assets	(4)	(3)
Excess tax benefits on options exercised under SFAS No. 123R	(6,729)	(27,661)
Increase in reserve for unrecognized tax benefits	628	—
Increase (decrease) in due to sponsor bank	12,595	(6,081)
Increase (decrease) in accounts payable	3,201	(585)
Increase in accrued expenses and other liabilities	3,993	2,178
Increase (decrease) in merchant deposits and loss reserves	1,666	(4,004)
Payouts of accrued buyout liability	(6,234)	(7,983)
Increase in accrued buyout liability	10,886	11,746

Net cash provided by (used in) operating activities	58,085	(11,384)

Cash flows from investing activities
Purchase of investments	(1,871)	(1,061)
Maturities of investments	290	687
Increase in funds held for payroll customers	(1,954)	(2,632)
Increase in deposits held for payroll customers	1,843	2,498
Acquisition of business, net of cash acquired	(300)	(3,453)
Purchases of property and equipment	(25,637)	(9,603)

Net cash used in investing activities	(27,629)	(13,564)

Cash flows from financing activities
Principal payments on borrowings and financing arrangements	(174)	(192)
Proceeds from exercise of stock options	8,025	25,723
Excess tax benefits on options exercised under SFAS No. 123R	6,729	27,661
Repurchase of common stock	(16,794)	(24,444)
Net proceeds from sale of common stock	25	—
Dividends paid on common stock	(6,582)	(928)

Net cash (used in) provided by financing activities	(8,771)	27,820

Net increase in cash and cash equivalents	21,685	2,872
Cash and cash equivalents at beginning of year	16,054	8,724

Cash and cash equivalents at end of period	$37,739	$11,596